ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION
                                       OF
                        PEGASUS DEVELOPMENT GROUP. INC.,
                             a Colorado corporation

          Pursuant to the provisions of the Colorado Business Corporation Act the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation.

          FIRST: The name of this corporation is Pegasus Development Group, Inc.

          SECOND: The following amendment to the Articles of Incorporation was duly adopted by the directors as of October 23, 1997 in accordance with Section 7-106-102 of the Colorado Business Corporation Act.

          Article III of Articles of Incorporation is amended by adding thereto Section (a)(x) that reads as follows:

          (x) SERIES B CONVERTIBLE PREFERRED STOCK, $.0OO1 PAR VALUE PER SHARE. The corporation's preferred stock shall initially consist of one series: 82,450 of Series B Convertible Preferred Stock, $.001 par value per share, the rights, preferences, privileges and restrictions of which are set forth as follows:

          1. DEFINITIONS. For purposes of this resolution, the following definitions shall apply:

               (a) "Board" shall mean the Board of Directors of the Company.

               (b) "COMMON STOCK" shall mean the Company's Common Stock, $.0001 par value per share.

               (c) "COMMON STOCK DIVIDEND" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

               (d) "DISTRIBUTION" shall mean the transfer of cash or property by the Company to one or more of its shareholders without consideration, whether by dividend or otherwise (except a dividend in shares of Company's stock), but not including Permitted Repurchases (as defined below).

               (e) "DIVIDEND RATE" shall mean an amount per share which is equal to 100 times the amount payable with respect to any share of Common Stock whether in cash or as a Common Stock Dividend.

               (f) "ORIGINAL ISSUE DATE" shall mean the date on which the first share of Series B Stock is issued by the Company.

               (g) "PERMITTED REPURCHASES" shall mean the repurchase by the Company of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Company or a subsidiary.

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which shares are subject to agreements under which the Company has the option or obligation to repurchase such shares: (i) at not greater than the fair market value thereof (determined by or in a manner approved by the Board, upon the occurrence of certain events, such as the termination of employment or services); or (ii) at any price pursuant to the Company's exercise of a right of first refusal to repurchase such shares.

               (h) "SERIES B STOCK" shall mean the Company's Series B Convertible Preferred Stock, $.001 par value per share.

               (i) "SUBSIDIARY" shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

          2. DIVIDEND RIGHTS.

               (a) DIVIDEND PREFERENCE. The holders of the then issued and outstanding Series B Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefor, cumulative dividends at the annual or periodic Dividend Rate in a fashion that will cause dividends to be paid ratably among holders of Common Stock and Series B Stock in proportion to the amount of such stock owned by each such holder, where, for this purpose, each holder of shares of Series B Stock is deemed to hold the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Series B Stock held by such holder pursuant to SECTION 5.

               (b) NON-CASH DIVIDENDS. Whenever a dividend or Distribution provided for in this SECTION 2 shall be payable in property other than cash (including without limitation Common Stock), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

               (c) PAYMENT ON CONVERSION. If the Company shall have any accrued and unpaid dividends with respect to any Series B Stock, then immediately prior to, and upon a conversion of any of the Series B Stock as provided in SECTION 5, the Company shall, subject to the legal availability of funds and assets therefor, pay in cash or Common Stock (or a combination thereof) to the holder of the shares of Series B Stock being converted the full amount of any dividends accrued and unpaid on such shares. Upon any such conversion, if the Board elects to pay dividends with respect to any Series B Stock in Common Stock, the Board shall determine in good faith the total fair market value of such shares, equal to the balance of all accrued but unpaid dividends not paid in cash.

          3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company's shareholders (the "AVAILABLE FUNDS AND ASSETS") shall be distributed to shareholders in the following manner:

               (a) LIQUIDATION. The holder of each share of Series B Stock then issued and outstanding shall be entitled to be paid, out of the Available Funds and Assets, ratably with any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to

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the amount allocated to each share of Common Stock and then multiplied by 100, plus all accrued and unpaid cumulative dividends thereon.

               (b) MERGER OR SALE OF ASSETS. A (i) consolidation or merger of the Company with or into any other corporation or corporations in which the holders of record of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, hold (by virtue of securities issued as consideration in such transaction or otherwise) a majority of the voting power of the surviving Corporation of such consolidation or merger; or (ii) sale of all or substantially all of the assets of the Company, shall each be deemed to be a liquidation, dissolution or winding up of the Company as those terms are used in this SECTION 3.

               (c) NON-CASH CONSIDERATION. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, EXCEPT THAT any securities to be distributed to shareholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

                    (i) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

                         (A) if the securities are then traded on a national
securities exchange or the Nasdaq NM (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution;

                         (B) if actively traded over-the-counter, then the value
shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing of such merger, consolidation or sale;

                         (C) if there is no active public market, then the value
shall be the fair market value thereof, as determined in good faith by the
Board: and

                    (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (c)(A), (B) or (C) of this Section to reflect the approximate fair market value thereof, as determined in good faith by the Board.

          4. VOTING RIGHTS. A holder of a share of Series B Stock shall be entitled to 100 votes for each vote allotted to the holder of one share of Common Stock on any and all matters including the election of directors and shall except as may be otherwise provided by law vote as a class with the holders of outstanding Common Stock.

          5. CONVERSION RIGHTS. The issued and outstanding shares of Series B Stock shall be convertible into Common Stock as follows:


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               (a) OPTIONAL CONVERSION.

                    (i) At the option of the holder thereof, each share of Series B Stock shall be convertible, at any time or from time to time into fully paid and nonassessable shares of Common Stock as provided herein.

                    (ii) Each holder of Series B Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series B Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Series B Stock being convened. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series B Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

               (b) CONVERSION RATE. Each share of Series B Stock shall be convertible in accordance with SECTION 5(a) above into 100 shares of Common Stock (the "CONVERSION RATE"). The Conversion Rate of the Series B Stock shall be subject to adjustment from time to time as provided below.

               (c) ADJUSTMENT UPON COMMON STOCK EVENT. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Rate of the Series B Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Rate of the Series B Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Rate for such Series B Stock. The Conversion rate for the Series B Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "COMMON STOCK EVENT" shall mean (x) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (y) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (z) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

               (d) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of the Series B Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the number of securities of the Company which they would have received had their Series B Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they

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thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this SECTION 5 with respect to the rights of the holders of the Series B Stock or with respect to such other securities by their terms.

               (e) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series B Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (OTHER THAN by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), then in any such event each holder of Series B Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series S Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               (f) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Rate for the Series B Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each record holder of the Series B Stock at the holder's address as shown in the Company's books.

               (g) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon any conversion of Series B Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall, at the Company's option: (x) pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board as of the date of conversion, or (y) round up to the nearest whole share of Common Stock to be issued upon any such conversion.

               (h) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.


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               (i) NOTICES. Any notice required by the provisions of this
SECTION 5 to be given to the holders of shares of the Series B Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

               (j) NO IMPAIRMENT. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series B Stock against impairment.

          6. MISCELLANEOUS.

               (a) NO REISSUANCE OF SERIES B STOCK. No share or shares of Series B Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue.

               (b) CONSENT TO CERTAIN TRANSACTIONS. Each holder of shares of Series B Stock shall, by virtue of its acceptance of a stock certificate evidencing Series B Stock, be deemed to have consented, to all Permitted Repurchases.

     Dated: November 4, 1997.


                                        PEGASUS DEVELOPMENT GROUP, INC.,
                                        a Colorado corporation


                                        By /S/ James W. Benson
                                          -----------------------------------
                                          James W. Benson, President